FLIR Systems Announces First Quarter 2009 Financial Results

Revenue Up by 15%; Earnings per Share Up by 46%

PORTLAND, OR -- (Marketwire - May 01, 2009) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2009. Revenue was $272.0 million, up 15% compared to first quarter 2008 revenue of $236.9 million. Operating income in the quarter was $83.4 million, up 51% from $55.1 million in the first quarter of 2008. First quarter 2009 net income was $54.3 million, or $0.35 per diluted share, compared with net income of $36.5 million, or $0.24 per diluted share, in the first quarter a year ago. Cash provided by operations during the quarter was $74.3 million.

Revenue from the Company's Government Systems division increased 43% over the first quarter of 2008, to $162.2 million, driven by strength in airborne applications. Revenue from the Company's Commercial Vision Systems division increased 5% over the first quarter of last year, to $45.9 million, reflecting growth in the security and surveillance and cores and components markets. Revenue from the Company's Thermography division decreased 20% from the first quarter of last year, to $63.9 million, primarily due to changes in exchange rates and lower demand for high-value products for the predictive maintenance market in the U.S. Excluding the effect of exchange rates, Thermography revenue decreased 10% in the quarter. Thermography unit volumes increased by 44% in the first quarter of 2009 compared to the prior year.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $617 million at March 31, 2009, a decrease of $46 million during the quarter, and an increase of $146 million, or 31% compared with backlog at March 31, 2008. Backlog in the Government System's division was $504 million, down $48 million during the quarter. Backlog in the Commercial Vision Systems division was $95 million, up $4 million during the quarter, while backlog in the Thermography division was $18 million, down $1 million during the quarter.

"We are very pleased with our performance in the first quarter. We recorded solid revenue growth, excellent earnings growth, and the highest gross margin and operating margin in the Company's history," noted Earl Lewis, President and CEO. "We achieved this performance through solid execution in a difficult economy, as all three divisions improved gross margins and operating margins compared with the prior year. Economic conditions and government order activity in the second quarter will be important factors in our performance for the remainder of 2009 and into 2010. As a result, we are reaffirming our revenue and earnings per share outlook for the year."

Revenue and Earnings Outlook for 2009

Based on its financial results for the first quarter of 2009, and the outlook for the remainder of the year, management today is reaffirming its outlook for revenue and earnings per share for the full year 2009. Management currently expects revenue for 2009 to be in the range of $1.2 billion to $1.25 billion, an increase of approximately 14% compared with 2008, and net earnings to be in the range of $1.40 to $1.47 per diluted share, an increase of approximately 12% compared with 2008.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 3:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #92732433 after 3:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2009" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                           FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                               Three Months Ended
                                                    March 31,
                                           ----------------------------
                                               2009           2008
                                           -------------  -------------
                                                          (As Adjusted)(1)

Revenue                                    $     271,996  $     236,906
Cost of goods sold                               114,281        106,111
                                           -------------  -------------
    Gross profit                                 157,715        130,795

Operating expenses:
 Research and development                         22,409         23,110
 Selling, general and administrative              51,940         52,579
                                           -------------  -------------
    Total operating expenses                      74,349         75,689

    Earnings from operations                      83,366         55,106

Interest expense                                   2,778          3,793
Other income, net                                 (1,024)           (18)
                                           -------------  -------------

    Earnings before income taxes                  81,612         51,331

Income tax provision                              27,340         14,810
                                           -------------  -------------

    Net earnings                           $      54,272  $      36,521
                                           =============  =============

Net earnings per share:
  Basic                                    $        0.38  $        0.27
                                           =============  =============
  Diluted                                  $        0.35  $        0.24
                                           =============  =============

Weighted average shares outstanding:
  Basic                                          143,819        136,992
                                           =============  =============
  Diluted                                        162,578        161,488
                                           =============  =============

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Staff Position
    APB 14-1, "Accounting for Convertible Debt Instruments That May be
    Settled in Cash upon Conversion (Including Partial Cash Settlement)."

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                              March 31,    December 31,
                                                2009           2008
                                           -------------- --------------
                     ASSETS                               (As Adjusted)(1)

Current assets:
 Cash and cash equivalents                 $      327,265 $      289,442
 Accounts receivable, net                         234,402        239,183
 Inventories                                      210,524        207,487
 Prepaid expenses and other current assets         55,094         59,824
 Deferred income taxes, net                        16,537         16,566
                                           -------------- --------------
   Total current assets                           843,822        812,502

Property and equipment, net                       125,135        122,304
Deferred income taxes, net                          3,861          2,217
Goodwill                                          221,398        225,685
Intangible assets, net                             52,305         56,174
Other assets                                       22,277         22,195
                                           -------------- --------------
                                           $    1,268,798 $    1,241,077
                                           ============== ==============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                          $       59,399 $       47,823
 Deferred revenue                                  25,113         27,554
 Accrued payroll and related liabilities           32,066         43,337
 Accrued product warranties                         7,925          7,826
 Advance payments from customers                   18,078         19,183
 Accrued expenses                                  19,327         21,978
 Other current liabilities                          1,858          4,553
 Accrued income taxes                              10,874             --
 Current portion of long-term debt                     18             21
                                           -------------- --------------
   Total current liabilities                      174,658        172,275

Long-term debt                                     88,158        182,825
Deferred income taxes                               5,158          5,983
Accrued income taxes                                6,025          5,697
Pension and other long-term liabilities            30,357         29,572

Commitments and contingencies

Shareholders' equity                              964,442        844,725
                                           -------------- --------------
                                           $    1,268,798 $    1,241,077
                                           ============== ==============

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Staff Position
    APB 14-1, "Accounting for Convertible Debt Instruments That May be
    Settled in Cash upon Conversion (Including Partial Cash Settlement)."

Company Contact:
Tony Trunzo
+1 503.498.3547
www.flir.com